Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated February 17, 2016

Registration No. 333-190543

MPT Operating Partnership, L.P.

MPT Finance Corporation

6.375% Senior Notes due 2024

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus Supplement”). The information in this Supplement supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Issuers:	MPT Operating Partnership, L.P. and MPT Finance Corporation

Guarantee:	Guaranteed by the Issuers’ parent company, Medical Properties Trust, Inc.

Aggregate Principal Amount:	$500,000,000

Title of Securities:	6.375% Senior Notes due 2024

Final Maturity Date:	March 1, 2024

Public Offering Price:	100.000%

Coupon:	6.375%

Yield to Maturity:	6.375%

Spread to Benchmark:	+470 bps

Benchmark Treasury:	UST 2.75% due February 15, 2024

Gross Proceeds to Issuers:	$500,000,000

Net Proceeds to Issuers before Expenses:	$493,125,000

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

First Interest Payment Date:	September 1, 2016

Optional Redemption:

Make-whole call at T+50 bps until March 1, 2019.

From and after March 1, 2019, at the prices set forth below (expressed as percentages of the principal amount), plus accrued and unpaid interest to, but not including, the redemption date, if redeemed during the 12-month period beginning on March 1 of each of the years indicated below:

	Year 2019 2020 2021 2022 and thereafter	Price 104.781% 103.188% 101.594% 100.000%

Optional Redemption with Equity Proceeds:	Prior to March 1, 2019, up to 35% of the notes at a redemption price equal to 106.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but not including the redemption date.

Change of Control:	Putable to the Issuers at 101% of principal, plus accrued and unpaid interest, if any, thereon to, but not including, the change of control purchase date.

CUSIP/ISIN Numbers:	CUSIP: 55342U AF1 ISIN: US55342UAF12

Distribution:	SEC Registered (Registration No. 333-190543)

Listing:	None

Trade Date:	February 17, 2016

Settlement:	T+3 on February 22, 2016

Use of Proceeds:	As set forth in the Preliminary Prospectus Supplement

Active Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Wells Fargo Securities, LLC

Passive Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC KeyBanc Capital Markets Inc.

Lead Managers:

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Stifel, Nicolaus & Company, Incorporated

SunTrust Robinson Humphrey, Inc.

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof

The Issuers have filed a registration statement (including the Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement in that registration statement and other documents MPT Operating Partnership, L.P. and Medical Properties Trust, Inc. have filed with the SEC that are incorporated by reference in the Preliminary Prospectus Supplement for more complete information about the Issuers, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from BofA Merrill Lynch at (800) 294-1322 or e-mail: dg.prospectus_requests@baml.com, Barclays Capital at (888) 603-5847 or e-mail: barclaysprospectus@broadridge.com or Wells Fargo Securities at (800) 645-3751 or e-mail: wfscustomerservice@wellsfargo.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.